Exhibit 23.2

Consent of Independent Auditors

To the Board of Directors
of Linux Gold Corp.

We consent to the use of our report dated May 26, 2004 on the financial statements of Linux Gold Corp. for the years ended February 29, 2004 and 2003 that are incorporated by reference in the Company’s Form F2, which incorporates by reference in the Company’s annual Form 20-F filed on July 19, 2004.

Dated this 28th day of January, 2005.

/s/ ‘Manning Elliott”

MANNING ELLIOTT
Chartered Accountants